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FDA Approves Genta's First Product, Ganite(TM), for the Treatment of
Cancer-Related Hypercalcemia

Berkeley Heights, NJ - September 18, 2003- Genta Incorporated (Nasdaq: GNTA) announced today that the Company received approval from the Food and Drug Administration (FDA) to market Ganite(TM) (gallium nitrate injection) for the treatment of cancer-related hypercalcemia that is resistant to hydration. Ganite is the first drug from the Company to receive marketing approval and will be sold exclusively by Genta's oncology sales force in the U.S. Coincident with the launch of Ganite, Genta also announced the initiation of an assistance program to facilitate patient access to Ganite treatment.

Cancer-related hypercalcemia is a life-threatening elevation of blood calcium that can occur in up to 50% of patients with advanced cancer. The disorder is usually caused by the release of factors from tumor cells, which markedly accelerate the loss of calcium from bone. Hypercalcemia is particularly common in patients with cancers of the lung, breast, head and neck, and kidney, and multiple myeloma.

"In several randomized double-blind clinical trials, Ganite has proven to be effective against hypercalcemia in patients with a variety of cancers," noted Dr. Christopher R. Chitambar, Professor of Medicine at the Medical College of Wisconsin. Dr. Chitambar, who is also an investigator for an ongoing Ganite clinical trial stated, "Ganite's increased availability now represents a promising treatment alternative for my patients."

"Today's action by the FDA reinforces the capabilities, experience, and skills of many teams within Genta," stated Bruce Williams, Senior Vice-President for Sales and Marketing. "While we've previously supplied the drug to individual patients who failed to respond to conventional treatment, today's approval marks our transition from development to commercialization. Our oncology-focused sales team covers 18 territories in the U.S., and we plan to leverage this marketing, sales, and reimbursement expertise to future products from Genta."

Patient Assistance Program

Genta has established a patient assistance program called GentaCARESTM (Creating Access to Reimbursement Expertise Solutions). Reimbursement services include benefit verification, prior authorization, claims tracking, appeals, and a patient assistance program for qualifying uninsured patients. A call center will be staffed by experienced reimbursement specialists from 8:30 a.m. to 8:00 p.m. EST to answer calls from patients, physicians, and payers in order to provide assistance to patients and providers for the reimbursement of Genta products. For more information on the GentaCARES program please visit www.gentaCARES.com.

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About Ganite

Ganite was originally developed by the National Cancer Institute (NCI) as a cancer chemotherapy drug. A separate series of studies showed that the drug markedly reduced the loss of calcium from bone - an observation that suggested the drug may be useful in hypercalcemia, as well as other conditions associated with loss of bone mass.

Ganite has proven safe and effective in normalizing high levels of blood calcium by inhibiting calcium resorption from bone. In a double-blind clinical trial that compared Ganite with calcitonin (a commonly used anti-hypercalcemia drug), 50 patients were randomized to receive either Ganite at a dosage of 200 mg/m(2)/day for 5 days, or calcitonin at a dosage of 8 IU/kg four times per day for 5 days. Normalization of calcium (normocalcemia) was achieved in 75% of patients who received Ganite, compared with 27% of patients treated with calcitonin (p value = .0016). Ganite appeared to be useful in treating hypercalcemia associated with many different types of cancer, irrespective of the initial severity of the disorder.

Important Safety Information about Ganite(TM) (gallium nitrate injection)

Ganite is contraindicated in patients with severe renal impairment (serum creatinine > 2.5 mg/dL). While Ganite was generally well tolerated by patients who received the drug in clinical trials, concurrent use of Ganite with other potentially nephrotoxic drugs like aminoglycosides and amphotericin B may increase the risk for developing severe renal insufficiency in patients with cancer-relapsed hypercalcemia. If use of a potentially nephrotoxic drug is indicated during Ganite therapy, Ganite should be discontinued and hydration is recommended for several days. Please see accompanying full Prescribing Information in the Package Insert or on the Ganite website at www.ganite.com

Ongoing Clinical Trials

In 2002, Genta filed a new Investigational New Drug (IND) exemption with the Division of Oncology Drug Products for Ganite to be evaluated in a variety of oncologic indications. Genta is currently conducting a multi-center clinical trial to evaluate the efficacy of Ganite as a treatment for patients with relapsed or refractory low- or intermediate-grade NHL. For more information, please visit www.genta.com.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company's research platform is anchored by two major programs that center on DNA/RNA-based medicines and small molecules. Genasense(TM) (oblimersen sodium) is the Company's lead compound from its oligonucleotide program and is currently undergoing late-stage, Phase 3 clinical testing. The leading drug in Genta's small molecule program is Ganite(TM) (gallium nitrate injection), which under today's approval from the FDA, will be marketed for the treatment of cancer-related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at: www.genta.com.

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company's Annual Report/Form 10-K for 2002.